Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426
Mercer Insurance Group, Inc. Announces 2nd Quarter 2008 Earnings
Pennington, New Jersey, July 29, 2008 — Mercer Insurance Group, Inc. (Nasdaq: MIGP) today reported its operating results for the quarter and six months ended June 30, 2008. Mercer Insurance Group, Inc. (the Company) offers commercial and personal lines of insurance to businesses and individuals principally in six states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.
In comparing the current results to the prior year, the reader should be aware that in last year’s quarter ended June 30, 2007, the Company recognized a non-recurring refund of state premium retaliatory taxes, plus interest (collectively, the “Retaliatory Tax”), in the after-tax amount of $2.5 million, or $0.39 per diluted share. Nothing of a comparable nature is recognized in the current period. A discussion of this item can be found in the Liquidity and Capital Resources section of Item 7 of the Form 10-K for the most recent year.
In the quarter ended June 30, 2008, the Company reported net income, determined under U.S. generally accepted accounting principles (GAAP), of $3.2 million, or $0.51 per diluted share. This result compares to net income of $5.8 million, or $0.92 per diluted share, for the same quarter in the previous year, which included the Retaliatory Tax refund described above. Excluding the impact of the Retaliatory Tax refund from the prior year results, net income for the current quarter approximates the adjusted net income of $3.3 million, or $0.53 per diluted share of the earlier period. After-tax realized investment gains included in net income for the current quarter were $102,000, or less than $0.02 per diluted share, as compared to a gain of $442,000, or $0.07 per diluted share, in the same period in the prior year. Operating income (a non-GAAP measure defined as net income less after-tax realized gains or losses) in the second quarter of 2008 was $3.1 million, or $0.49 per diluted share, as compared to $5.3 million, or $0.85 per diluted share, in the same quarter of 2007, which included the Retaliatory Tax refund. After adjusting to exclude the Retaliatory Tax refund from the prior period’s second quarter, the operating income of the current year’s second quarter represented an increase of $0.3 million, or $0.03 per diluted share, from the adjusted operating income of $2.8 million, or $0.46 per diluted share, of the prior year. The Company’s GAAP combined ratio for the second quarter of 2008 was 98.2%, as compared to 89.4% for the same quarter in 2007, or an adjusted combined ratio of

98.3% for the prior period after excluding the impact of the Retaliatory Tax refund described above. Book value at June 30, 2008 was $21.78 per share.
Revenues for the second quarter of 2008 were $42.7 million, an increase of $2.7 million over the 2007 second quarter revenue of $40.0 million. Net premiums earned for the quarter were $38.6 million, a $3.5 million increase over net premiums earned of $35.1 million in the same period of 2007. Net investment income was $3.3 million for the quarter, as compared to $3.8 million in the comparable period in 2007, however, on an adjusted basis after excluding the interest included with the Retaliatory Tax refund in the prior year, the current quarter’s investment income represents an increase of $259,000, or 8%, over the adjusted net investment income in the prior year’s quarter.
For the six months ended June 30, 2008, the Company’s GAAP net income was $5.8 million, or $0.91 per diluted share. This result compares to net income of $8.3 million, or $1.32 per diluted share, for the six months ended June 30, 2007, which included the Retaliatory Tax refund. The current year net income approximates the prior period results of $5.8 million, or $0.93 per diluted share, when such results are adjusted to exclude the impact of the Retaliatory Tax refund. After-tax realized investment losses included in net income for the six months ended June 30, 2008, were $431,000, or $0.07 per diluted share, as compared to a gain of $412,000, or $0.07 per diluted share, in the same period in the prior year. Operating income for the six months ended June 30, 2008, was $6.3 million, or $0.98 per diluted share, as compared to $7.9 million, or $1.26 per diluted share in the prior year, which included the Retaliatory Tax refund. After making an adjustment to exclude the Retaliatory Tax refund from the prior period’s operating income, the current year operating income represents an increase of $0.9 million, or $0.12 per diluted share, from the adjusted operating income of $5.4 million, or $0.86 per diluted share, of the prior year. The Company’s GAAP combined ratio for the six months ended June 30, 2008, was 98.2%, as compared to 93.8% for the same period in 2007, or an adjusted combined ratio of 98.3% for the prior period after excluding the impact of the Retaliatory Tax refund described above.
Revenues for the first six months of 2008 were $84.8 million, an increase of $7.5 million over the 2007 revenues of $77.3 million for the same period. Net premiums earned for the six months were $77.7 million, an $8.6 million increase over net premiums earned of $69.1 million in the same period of 2007. Net investment income was $6.7 million for the six months, as compared to the same amount in the comparable period in 2007, however, on an adjusted basis after excluding the interest component of the Retaliatory Tax refund from the prior year results, the current period’s investment income represents an increase of $678,000, or 11%, over adjusted net investment income of $6.0 million in the prior year period.
Mr. Andrew R. Speaker, President and CEO, in commenting on the results, said “although we are pleased with our results in the current quarter, the twin challenges of increased competition in our marketplace and a lackluster economy, particularly in the construction industry, continue to make it more difficult to generate new profitable revenue. As we compete in this challenging marketplace we will remain focused on maintaining our underwriting discipline, working with our agency partners to identify opportunities to write insurance at rates allowing us to make an adequate return.”

The Board of Directors of Mercer Insurance Group, Inc. has approved a dividend of $0.075 per share, to be paid on September 29, 2008 to shareholders of record on September 12, 2008.
Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)

	Quarter Ended
	June 30,
	2008	2007
	(unaudited)	(unaudited)
Net premiums earned	$38,644	$35,076
Investment income, net of investment expenses	3,343	3,771
Realized investment gains	157	680
Other revenue	564	481
Total revenue	42,708	40,008

Losses and loss adjustment expenses	23,975	21,821
Amortization of deferred policy acquisition costs	10,341	9,182
Other expenses	3,647	361
Interest expense	337	304
Total expenses	38,300	31,668

Income before income taxes	4,408	8,340
Income taxes	1,175	2,550

Net income	$3,233	$5,790

Net income per common share:
Basic	$0.52	$0.95
Diluted	$0.51	$0.92

Weighted average number of shares outstanding:
Basic	6,233,796	6,113,966
Diluted	6,387,750	6,324,737

Supplementary Financial Data

Net written premiums	$43,749	$47,206

Book value per common share	$21.78	$19.93

GAAP combined ratio	98.2%	89.4%

Consolidated Statements of Income
(in thousands, except per share and share data)

	Six Months Ended
	June 30,
	2008	2007
	(unaudited)	(unaudited)
Net premiums earned	$77,721	$69,064
Investment income, net of investment expenses	6,704	6,712
Realized investment (losses)gains	(663)	633
Other revenue	1,019	907
Total revenue	84,781	77,316

Losses and loss adjustment expenses	48,745	42,630
Amortization of deferred policy acquisition costs	20,703	17,959
Other expenses	6,842	4,215
Interest expense	633	611
Total expenses	76,923	65,415

Income before income taxes	7,858	11,901
Income taxes	2,033	3,558

Net income	$5,825	$8,343

Net income per common share:
Basic	$0.94	$1.37
Diluted	$0.91	$1.32

Weighted average number of shares outstanding:
Basic	6,226,772	6,100,652
Diluted	6,382,926	6,307,075

Supplementary Financial Data

Net written premiums	$78,288	$82,007

GAAP combined ratio	98.2%	93.8%

Consolidated Balance Sheet
(in thousands, except share amounts)

	June 30, 2008
	(unaudited)	December 31, 2007
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$330,965	$324,238
Equity securities, at fair value	16,628	17,930
Total investments	347,593	342,168
Cash and cash equivalents	19,394	21,580
Premiums receivable	39,747	36,339
Reinsurance receivable	89,164	83,844
Prepaid reinsurance premiums	8,174	9,486
Deferred policy acquisition costs	20,932	20,528
Accrued investment income	3,783	3,582
Property and equipment, net	14,841	13,056
Deferred income taxes	9,055	7,670
Goodwill	5,416	5,416
Other assets	4,111	2,766
Total assets	$562,210	$546,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$293,540	$274,399
Unearned premiums	87,280	88,024
Accounts payable and accrued expenses	11,546	14,622
Other reinsurance balances	13,155	14,734
Trust preferred securities	15,567	15,559
Advances under line of credit	3,000	3,000
Other liabilities	2,323	2,691
Total liabilities	$426,411	$413,029

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,075,333 shares, outstanding 6,766,952 and 6,717,693 shares	—	—
Additional paid-in capital	$70,912	$70,394
Accumulated other comprehensive income	1,881	4,896
Retained earnings	72,657	67,613
Unearned ESOP shares	(2,819)	(3,131)
Treasury Stock, 532,158 and 505,814 shares	(6,832)	(6,366)
Total stockholders’ equity	135,799	133,406
Total liabilities and stockholders’ equity	$562,210	$546,435